UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

ADMINISTRATIVE PROCEEDING

File No. 3-12519

In the Matter of Cosmetic Center, Inc., Discovery Zone, Inc., Donlar Biosyntrex Corp., Donlar Corp., Impax Laboratories, Inc., Phoenix Waste Services Company, Inc., and Telynx, Inc., Respondents.	ANSWER OF RESPONDENT IMPAX LABORATORIES, INC.

     Respondent Impax Laboratories, Inc. (“Impax” or the “Company”) submits this Answer to the allegations relating to the Company contained in the Order dated December 29, 2006.

     1. Impax denies that it is located in Bedford Park, Illinois, that it has since 2001 filed reports on forms used by small business issuers, and, upon information and belief, that it has ever had an officer or director who at one time served as an officer or director of respondent Phoenix Waste Services Company, Inc. or has had any affiliation or association of any kind with any of the other respondents herein. Impax admits that it is delinquent in its periodic filings with the Commission, having not filed a periodic financial report since it filed its report on Form 10-Q for the period ended September 30, 2004, and alleges that it has filed 35 current reports on Form 8-K since filing its last Form 10-Q. Impax denies that it is necessary or appropriate for the protection of investors to suspend or revoke the registration of any class of its securities registered pursuant to Section 12 of the Exchange Act and in support thereof alleges as follows.

     2. Impax develops, manufactures and distributes generic and selected branded pharmaceutical products. It continues to conduct active operations in all respects. It currently markets 68 generic products, has applications for approximately 20 products pending before the FDA, and has 55 products under development. During 2006 alone it received FDA approvals of nine products, including a recent approval of its generic version of Wellbutrin XL 300mg, a product marketed by GlaxoSmithKline that, according to published industry data, had U.S. sales of $1.0 billion during the 12 months ended October 31, 2006. At December 31, 2006, Impax had available cash and investments of approximately $30.2 million. On December 28, 2006, the day prior to the Commission’s suspension of trading in Impax’s stock, the stock traded at $9.80 per share and the Company’s market capitalization was approximately $600 million.

     3. Impax has, upon information and belief, several thousand stockholders, including institutional and other sophisticated investors. Throughout the period since its last Form 10-Q report the Company has continuously apprised investors of developments concerning new product launches and developments in the patent-infringement litigation that necessarily accompanies its business. It has kept reasonably current an investor presentation on its Web site, a copy of which is attached as an Appendix hereto, disclosing the developments in and status of the Company’s business, including cash and debt balances and capital expenditures. Throughout the period, industry publications, widely read by investors and analysts who follow the pharmaceutical industry, have published monthly data concerning sales of Impax’s products.

      4. Impax’s failure to file financial reports since its third quarter of 2004 Form 10-Q stems exclusively from a 2001 Strategic Alliance Agreement with a subsidiary of Teva Pharmaceutical Industries, Ltd., a large generic pharmaceutical company. The agreement provided for Impax’s development and manufacture of 12 new generic products to be marketed by Teva under exclusive license from Impax, with profits to be shared by the two companies. The agreement also provided (i) for Teva to lend $22 million to Impax and purchase $15 million of its common stock, (ii) for repayment of the loan with shares of Impax common stock at Impax’s option, (iii) for loan interest and principal forgiveness to the extent Impax met specified product-development milestones or in exchange for retention of market exclusivity, (iv) for Impax to repurchase a portion of its shares for nominal consideration when a specified milestone had been achieved, and (v) for the parties to share specified regulatory and patent-litigation expenses. Launch of the first product with potential for generating significant revenue under the agreement occurred in February 2004.

     5. Under the agreement, Teva is required to reimburse Impax for its cost of manufacturing the products within 30 days following Impax’s sale of the products to Teva, to provide Impax with monthly reports of Teva’s sales of the products to its customers, and to pay Impax its share of the profits from those sales on a quarterly basis. Impax elected to recognize both the cost-reimbursement and profit components of this revenue at the time title and risk of loss of the products passed from Teva to Teva’s customers. It followed this revenue-recognition policy through the third quarter of 2004.

     6. During the third quarter of 2004, Impax received sales reports from Teva revealing that Teva had mistakenly omitted certain price adjustments from its product sales reports for the first two quarters of 2004, resulting in its overstatement of Impax’s profit share for those two quarters. Impax relied upon Teva’s sales reports in preparing its own financial statements and, as a result of these reporting errors, restated its first- and second-quarter results, reducing its previously reported first-quarter revenues from $38.8 million to $34.5 million and net income from $9 million to $5.2 million and reducing second-quarter revenues from $30.8 million to $30.6 million and net income from $0.6 million to $0.3 million.

     7. During the course of preparing the Company’s 2004 annual report, Impax and its independent auditors, Deloitte & Touche LLP, re-examined the Company’s method of recognizing revenue under the Teva agreement and determined that the accounting for Impax’s transactions under the agreement is not clearly addressed in the accounting standards and interpretations that comprise GAAP. The Company, on Deloitte’s recommendation, decided to seek the advice of the Commission’s Office of the Chief Accountant (OCA). To assist it in analyzing the accounting issues presented by the agreement and preparing its submission to OCA, Impax retained the services of a national accounting consulting firm, led by a former Associate Chief Accountant of the Commission, and its regular outside corporate/securities legal team, led by a former member of the Commission’s Office of the General Counsel experienced in financial reporting and disclosure.

     8. Following extensive consultation with Deloitte, Impax, with the assistance of its accounting and legal advisors, made two submissions to the OCA, the first on May 26, 2005 and, following a June 10 conference call with the OCA staff, a second on November 7, 2005. While both of these submissions proposed new methods of recognizing revenue under the Teva agreement, neither included a statement of the auditors’ views concerning such methods. During a January 3, 2006 conference call with the OCA, the staff declined to express its views concerning the Company’s proposal until the Company’s auditors’ views were made known. Since that time Impax, in consultation with Deloitte, has been developing a revised submission to OCA. It has also added to its advisory team a former OCA Chief Counsel.

     9. The process of developing a revised submission has included: an in-person meeting with Deloitte on January 10, 2006; delivery of four accounting “white paper” analyses to Deloitte on February 7; in-person meetings on February 27 and March 10 and telephone conferences on May 23 and June 7 with Deloitte to review its comments on the original and several revised versions of the white papers; and, between July 17, 2006 and January 3, 2007, submission to Deloitte of six successive drafts of the revised OCA submission in response to Deloitte’s successive written comments and oral comments provided in telephone conferences on August 9 and 11, October 9 and December 7.

     10. The length of the process of arriving at a new revenue-recognition method with which its auditors can concur has not been the result of any disagreement between the Company and its auditors. Because of the multiple deliverables under the Teva agreement (i.e., research and development, manufacture and delivery of 12 products, and market exclusivity) and various features potentially requiring accounting as derivative financial instruments, the analyses required to determine the appropriate method of recognizing revenue under the agreement have been unusually complex. The current draft of the OCA submission consists of a 31-page single-spaced letter and four separate appendices. The submission addresses some 18 separate provisions of the accounting literature.1 To date, Impax has incurred approximately $3.1 million of audit and consulting expenses in connection with its 2004 audit.

[1]

Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables; Staff Accounting Bulletin Topic 101, Revenue Recognition in Financial Statements; SAB Topic 13, Revenue Recognition; 2006 Miller Revenue Recognition Guide; SOP 97-2, Software Revenue Recognition; Statement of Financial Accounting Standards No. 68, Research and Development Arrangements; APB No. 26, Early Extinguishment of Debt; Accounting Research Bulletin No. 43, Restatement and Revision of Accounting Research Bulletins; Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities; Statement of Financial Accounting Standards 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity; Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company’s Own Stock; Emerging Issues Task Force Issue No. 01-6, The Meaning of “Indexed to a Company’s Own Stock”; Statement of Financial Accounting Standards No. 154, Accounting for Changes and Error Corrections; Statement of Financial Accounting Standards No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17; FASB Technical Bulletin 90-1, Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts); Emerging Issues Task Force Issue No. 99-5, Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements; Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements; Statement of Auditing Standards No. 98, Subsequent Events;Statement of Financial Accounting Standard No. 48, Revenue Recognition When Right of Return Exists.

     11. Impax believes that its revised submission to the OCA will be filed within 10 days of the filing of this Answer and estimates that its 2004-2006 audits will be completed and its annual reports on Form 10-K for all three years filed within 8-12 weeks of a favorable response from the OCA. The Company has engaged Grant Thornton LLP as its independent auditor for 2005 and 2006 and has been working with Grant Thornton since early November 2006 in connection with those audits. The Company will present more definitive information as to the likely filing of all of its delinquent financial reports at the evidentiary hearing herein.

     12. Based upon the foregoing and additional facts to be presented at the evidentiary hearing, the Commission should conclude that it is neither necessary nor appropriate for the protection of investors to suspend or revoke the registration of any class of Impax’s securities registered pursuant to Section 12 of the Exchange Act.

________________________
Michael Joseph
    Blank Rome LLP
    600 New Hampshire Ave., NW
    Washington, DC 20037
    202.772.5959
    202.772.5960 (fax)
    joseph@blankrome.com

Attorney for Respondent Impax Laboratories, Inc.

January 8, 2007